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                                                                    Exhibit 99.1
                           [NEWS RELEASE LETTERHEAD]

      ResCare - 10140 Linn Station Road - Louisville, Kentucky 40223-3813 -
                      Phone: 502.394.2100 - www.rescare.com



Contacts:   Nel Taylor                         Burton W. Rice, CFA
            Chief Communication Officer        Executive Vice President
            ResCare                            Corporate Communications Inc.
            502/394-2357                       615/254-3376

                   RESCARE COMPLETES AMENDED CREDIT AGREEMENT
                             ----------------------
                  REMAINS IN COMPLIANCE WITH ALL DEBT COVENANTS

LOUISVILLE, KY. (MAR. 26, 2002) -- ResCare (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with mental retardation and developmental disabilities and young people with special needs, today announced that it has successfully completed an amendment to its $80 million Senior Secured Credit and Security Agreement and is in compliance with the amended agreement, which was effective as of December 31, 2001. The terms of the amended agreement allow for the increases recorded at the end of 2001 in the Company's reserves for accounts receivable and insurance claims.

         Ron Geary, chairman, president, chief executive officer, stated, "We are pleased to announce the completion of this amendment that adjusts the debt covenants to reflect the increases we made at year end to our balance sheet reserves. Our ability to conclude this process so expeditiously attests to the support and strong working relationships we have with the members of our bank group. As a result of the amendment, we were in compliance with all of our debt covenants as of December 31, 2001, at which time we had approximately $29.8 million in standby letters of credit outstanding under this $80 million facility."

         ResCare's services to people with disabilities and to special needs youth reach approximately 27,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. More information about ResCare is available on the Company's web site at www.rescare.com.

         THE COMPANY FROM TIME TO TIME MAKES FORWARD-LOOKING STATEMENTS IN ITS PUBLIC DISCLOSURES, INCLUDING STATEMENTS RELATING TO THE COMPANY'S EXPECTED FINANCIAL RESULTS, REVENUES THAT MIGHT BE EXPECTED FROM NEW OR ACQUIRED PROGRAMS AND FACILITIES, OTHER STATEMENTS REGARDING DEVELOPMENT AND ACQUISITION ACTIVITIES, STATEMENTS REGARDING REIMBURSEMENT UNDER FEDERAL AND STATE PROGRAMS, STATEMENTS REGARDING COMPLIANCE WITH DEBT COVENANTS AND OTHER RISK FACTORS AND STATEMENTS REGARDING VARIOUS TRENDS FAVORING DOWNSIZING, DE-INSTITUTIONALIZATION AND PRIVATIZATION OF GOVERNMENT PROGRAMS. IN THE COMPANY'S FILINGS UNDER THE FEDERAL SECURITIES LAWS, INCLUDING ITS ANNUAL, PERIODIC AND CURRENT REPORTS, THE COMPANY IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN SUCH FORWARD-LOOKING STATEMENTS. WE REFER YOU TO THE DISCUSSION OF THOSE FACTORS IN OUR FILED REPORTS.


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